                                                             Exhibit No. EX-99.7

(7)  These shares are held  directly by the Trust of Susan Y. Kim dated  4/16/98 for the benefit of Alexandra  Panichello  (2,733,334 shares),  the Trust of
     Susan Y.  Kim  dated  4/16/98  for the  benefit  of  Jacqueline  Panichello
     (2,733,333  shares)  and the  Trust of Susan Y. Kim dated  4/16/98  for the benefit of Dylan Panichello  (2,733,333  shares),  of which the Co-Trustees are  Susan  Y.  Kim and  John T.  Kim,  and  indirectly  by Susan Y. Kim as
     Co-Trustee  and immediate  family member of, and sharing the same household with, the beneficiaries of the trusts,  which are  respectively,  Alexandra
     Panichello, Jacqueline Panichello and Dylan Panichello.